Exhibit 21.1

List of Subsidiaries

Subsidiaries

Minera Andes (USA) Inc.

Minera Andes (Cayman) Inc.

Minera Andes (Cayman 2) Inc.

Minera Andes S.A. (Argentina)

Minera Santa Cruz S.A. (Argentina) (subsidiary of Minera Andes S.A.)